Exhibit 2(d)

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2025, Smith & Nephew plc (the “Company” or “SNN”) had the following series of securities registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class	Trading symbol	registered
American Depositary Shares	SNN	New York Stock Exchange
Ordinary Shares of US 20 cents each	SNN	New York Stock Exchange*
2.032% Notes due 2030	SNN/30	New York Stock Exchange
4.565% Notes due 2029	SN29	New York Stock Exchange
5.400% Notes due 2034	SNN34	New York Stock Exchange
5.150% Notes due 2027	SNN27	New York Stock Exchange

* Not for trading, but only in connection with the registration of American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission.

Capitalized terms used but not defined herein have the meanings given to them in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025.

ORDINARY SHARES

The following is a summary of the material terms of the ordinary shares of nominal value of US 20 cents, as set forth in our Articles of Association and the material provisions of U.K. law. This description is a summary and does not purport to be complete. You are encouraged to read our Articles of Association, which are filed as an exhibit to the Group’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, incorporated by reference into the Group’s Form 20-F for the fiscal year ended December 31, 2025.

Share Capital

All the Company’s ordinary shares, including those held by Directors and Executive Officers, rank pari passu with each other.

As at 31 December 2025, the Company’s issued share capital consisted of 877,724,845 ordinary shares of $0.2 each of which 849,761,705 carried voting rights and 27,963,140 ordinary shares were held in Treasury.50,000 deferred shares were issued in 2006 in order to comply with English Company law. They are not listed on any stock exchange and have extremely limited rights and effectively have no value. These rights are summarised as follows:

– The holder shall not be entitled to participate in the profits of the Company;

– The holder shall not have any right to participate in any distribution of the Company’s assets on a winding-up or other distribution except that after the return of the nominal amount paid up on each share in the capital of the Company of any class other than the deferred shares and the distribution of a further $1,000 in respect of each such share there shall be distributed to a holderof a deferred share (for each deferred share held) an amount equal to the nominal value of the deferred share;

– The holder shall not be entitled to receive notice, attend, speak or vote at any general meeting of the Company; and

– The Company may create, allot and issue further shares or reduce or repay the whole or any part of its share capital or othercapital reserves without obtaining the consent of the holders of the deferred shares.

These are held by the Company Secretary, although the Board reserves the right to transfer them to a member of the Board should it so wish.

As at 31 December 2025, the Company’s issued share capital consisted of 877,724,845 ordinary shares of $0.2 each of which 849,761,705 carried voting rights and 27,963,140 ordinary shares were held in Treasury.

As at 17 February 2026, to the knowledge of the Group, there were 10,407 registered holders of ordinary shares, of whom 85 had registered addresses in the US and held a total of 182,743 ordinary shares (0.02% of the total issued). Because certain ordinary shares are registered in the names of nominees, the number of shareholders with registered addresses in the US is not representative of the number of beneficial owners of ordinary shares resident in the US.

As at February 17, 2026, 25,480,585 ADSs equivalent to 50,961,170 ordinary shares or approximately 6%of the total ordinary shares in issue were outstanding and were held by 82 registered ADS holders.

At its 2025 AGM, the Company was granted permission by shareholders to purchase up to 10% of its own shares. From January 1, 2025 to December 31, 2025, the Company purchased 27,411,845 ordinary shares at a cost of $ $499.9 million. This represented approximately 3.2% of the Company’s issued share capital (excluding treasury shares) as at 31 December 2025. The Company held all shares purchased in treasury. The buyback concluded on 7 October 2025.

As far as is known to management, the Company and all its Subsidiaries (the “Group”) are not directly or indirectly owned or controlled by another company or by any government and the Group has not entered into arrangements, the operation of which may at a subsequent date result in a change of control of the Group. There are no securities in issue which have special rights as to the control of the Company.

Trading Markets

Please refer to page 2 of Exhibit 2.(d) of the Group’s Annual Report on Form 20-F for the fiscal year ended December 31, 20201 (the (“2020 Annual Report”).

Rights Attaching to Ordinary Shares

Dividend Rights and Rights to Share in the Company’s Profits

Under English law, dividends are payable on the Company’s ordinary shares only out of profits available for distribution, as determined in accordance with accounting principles generally accepted in the UK and by the Companies Act 2006.

Holders of the Company’s ordinary shares are entitled to receive final dividends as may be declared by the Directors and approved by the shareholders in a general meeting, rateable according to the amounts paid up on such shares, provided that the dividend cannot exceed the amount recommended by the Directors.

The Company’s Board of Directors may declare and pay to shareholders such interim dividends as appear to them to be justified by the Company’s financial position. If authorised by an ordinary resolution of the shareholders, the Board of Directors may also direct payment of a dividend in whole or in part by the distribution of specific assets (and in particular of paid-up shares or debentures of any other company). Any dividend unclaimed after twelve years from the date the dividend was declared, or became due for payment, will be forfeited and will revert to the Company. Provided that during this 12-year period, at least three dividends whether interim or final on or in respect of the share in question have become payable, and provided further the Company has taken steps which the Board considers reasonable during this 12-year period to trace the shareholder (including if appropriate, engaging a professional tracing agent) and has sent notice of the Board’s intention to sell the shares, the Board can sell the shares and use such proceeds for any purpose that the Board thinks fit.

Dividends are declared in US Dollars with an equivalent amount in Sterling payable to those shareholders whose registered address is in the United Kingdom, or who have validly elected to receive Sterling dividends.

Voting Rights

The holders of ordinary shares are entitled, in respect of their holdings of such shares, to receive notice of general meetings and to attend, speak and vote at such meetings in accordance with the Articles.

Voting at any general meeting of shareholders is by a show of hands unless a poll, which is a written vote, is duly demanded. On a show of hands, every shareholder who is present in person or by proxy at a general meeting has one vote regardless of the number of shares held.

On a poll, every shareholder who is present in person or by proxy has one vote for every share held by that shareholder. A poll may be demanded by any of the following:

●by the chair of the meeting; or
●by at least five Members present in person or by proxy and having the right to vote on the resolution; or
●by any Member or Members present in person or by proxy and representing not less than one-tenth of the total voting rights of all the Members having the right to vote on the resolution (excluding any voting rights attached to any shares in the Company held as treasury shares); or
●by a Member or Members present in person or by proxy holding shares in the Company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right (excluding any shares in the Company conferring a right to vote on the resolution which are held as treasury shares).

A proxy form will be treated as giving the proxy the authority to demand a poll, or to join others in demanding one.The necessary quorum for a general meeting is two persons carrying a right to vote upon the business to be transacted, whether present in person or by proxy.

1https://www.sec.gov/Archives/edgar/data/0000845982/000155837021002094/snn-20201231ex2de5432b2.htm

Matters are transacted at general meetings of the Company by the proposing and passing of resolutions, of which there are two kinds:

●An ordinary resolution, which includes resolutions for the election of Directors, the approval of financial statements, the cumulative annual payment of dividends, the appointment of the Auditor, the increase of share capital or the grant of authority to allot shares.
●A special resolution, which includes resolutions amending the Articles, disapplying statutory pre-emption rights, modifying the rights of any class of the Company’s shares at a meeting of the holders of such class or relating to certain matters concerning the Company’s winding up or changing the Company’s name.

An ordinary resolution requires the affirmative vote of a majority of the votes of those persons present and entitled to vote at a meeting at which there is a quorum.

Special resolutions require the affirmative vote of not less than three quarters of the persons present and entitled to vote at a meeting at which there is a quorum.

An annual general meeting shall be called by not less than 21 clear days' notice. Shareholder approval is sought at the that a general meeting of the Company, other than an AGM, may be called on not less than 14 clear days’ notice, on an annual basis.

The notice shall state the place, the date and the time of meeting and the general nature of that business. The notice may state the means, including any electronic means, by which participation at the meeting may take place. It shall be given, in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Statutes or by the Company in general meeting, to such persons as are entitled to receive such notices from the Company and shall comply with the provisions of the Statutes as to informing Members of their right to appoint proxies. A notice calling an annual general meeting shall state that the meeting is an annual general meeting and a notice convening a meeting to pass a special resolution shall specify the intention to propose the resolution as such and shall include the text of the resolution.

Meetings are convened by the Board of Directors and members with 5% of the ordinary share capital may requisition the Board to convene a meeting. Any two Members of the Board may call a general meeting to appoint one or more additional Directors in the event there are insufficient Directors to be able to call a general meeting, or where they are unwilling to do so.

Variation of Rights

If, at any time, the Company’s share capital is divided into different classes of shares, the rights attached to any class may be varied, subject to the provisions of the Companies Act, with the consent in writing of holders of three-quarters in nominal value of the issued shares of that class or upon the adoption of a special resolution passed at a separate meeting of the holders of the shares of that class. At every such separate meeting, all of the provisions of the Articles relating to proceedings at a general meeting apply, except that the quorum is to be the number of persons (which must be two or more) who hold or represent by proxy not less than one-third in nominal value of the issued shares of that class. Where a person is present by proxy or proxies, he is treated as holding only the shares in respect of which the proxies are authorised to exercise voting rights.

Rights in a Winding-Up

If the Company shall be wound up the liquidator may, subject to the Statutes, with the sanction of a special resolution of the Company and any other sanction required by the Statutes, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities or other assets whereon there is any liability.

Except as the Company’s shareholders have agreed or may otherwise agree, upon the Company’s winding-up, the balance of assets available for distribution is to be distributed among the holders of ordinary shares according to the amounts paid up on the shares held by them: Any return of capital to a holder in respect of the nominal amount paid up on an ordinary share on a winding up of the Company shall be paid in US dollars.

Exchange controls and restrictions on payment of dividends

Please refer to page 4 of Exhibit 2.(d) of the Group’s 2020 Annual Report.

Share Awards and Grants to Employees

The Group operates the following equity-settled and employee shareplans: Smith & Nephew Global Share Plan 2010, Smith &Nephew Global Share Plan 2020, Smith & Nephew Share Save Plan (2012) and Smith & Nephew International Share Save Plan (2012).

At 31 December 2025, 3,259,000 options (2024: 4,587,000, 2023: 5,138,000) were outstanding with a range of exercise prices from 843 to 1,235 pence.

At 31 December 2025, the maximum number of shares that could be awarded under the Group’s long-term incentive plans was 7,542,000 (2024: 9,899,000, 2023: 8,452,000). These include conditional share awards granted to senior employees and equity and performance share awards granted to senior executives under the Global Share Plan 2010 and Global Share Plan 2020.

Employees’ Share Trust (Trust)

The Smith & Nephew 2004 Employees’ Share Trust (the Trust) was established to hold shares relating to the long-term incentive plans. The Trust is administered by an independent professional trust company resident in Jersey and is funded by a loan from the Company. The cost of the Trust is charged to the income statement as it accrues. The shares held have no special rights and carry the same rights as any other ordinary share. The trustee has waived its right to vote and a dividend waiver is in place in respect of those shares held under the long-term incentive plans. The Trust only accepts dividends in respect of nil cost options and deferred bonus plan shares. The waiver represents less than 1% of the total dividends paid.

AMERICAN DEPOSITARY SHARES

Please refer to pages 5 to 10 of Exhibit 2(d) of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 20192.

DEBT SECURITIES

The Notes listed on the New York Stock Exchange and set forth on the cover page to the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025 have been issued by Smith & Nephew plc. The Notes were issued pursuant to an effective registration statement and a related prospectus and prospectus supplement setting forth the terms of the Notes.

The following table sets forth the date of the base prospectus, the registration statement number and date of issuance for the Notes.

Date of Base Prospectus	Series	Registration Statement	Date of Issuance
October 2, 2020	2.032% Notes due 2030	333-249255	October 7, 2020
October 2, 2020	4.565% Notes due 2029	333-249255	October 4, 2022
March 11, 2024	5.400% Notes due 2034	333-277815	March 20, 2024
March 11, 2024	5.150% Notes due 2027	333-277815	March 20, 2024

The following descriptions of our Notes is a summary and does not purport to be complete and is qualified in its entirety by the full terms of the Notes and the relevant indenture thereto, which are available at www.sec.com. The description is organized by the base prospectus and includes the description of Notes for the issuance thereunder. References to “accompanying prospectus” refer to the base prospectus for the issuance. To the extent language in the prospectus supplement modifies language in the base prospectus or there is any inconsistency between the information in the base prospectus and the prospectus supplement, the terms of the prospectus supplement govern.

[2]	https://www.sec.gov/Archives/edgar/data/845982/000155837020001838/snn-20191231ex2d3a181fc.htm

Base Prospectus – dated March 11, 2024:

Please refer to pages 3-14 of Exhibit 2.(d) of the Group’s 2024 Annual Report.

Prospectus Supplement – 5.150% Notes due 2027 and 5.400% Notes due 2034

Please refer to pages 15-20 of Exhibit 2.(d) of the Group’s 2024 Annual Report.

Base Prospectus – dated October 2, 2020:

Please refer to pages 5-19 of Exhibit 2.(d) of the Group’s 2020 Annual Report.

Prospectus Supplement – 2.032% Notes due 2030:

Please refer to pages 19-25 of Exhibit 2.(d) of the Group’s 2020 Annual Report.

Prospectus Supplement - 4.565% Notes due 2029:

Please refer to pages 3-10 of Exhibit 2.(d) of the Group's Annual Report on Form 20-F for the fiscal year ended December 31, 2022.